PROMISSORY NOTE

1. **Names:**

Borrower: **Launch TV Network Company, INC.**

Lender: **New Opportunity Business Solutions, Inc**
531 Airport North Office Park
Fort Wayne, Indiana 46825
Brian Kistler, CEO

2. **Promise to Pay.**

For value received, Borrower promises to pay Lender $6,000.00 (Six Thousand dollars)

3. **Principal Payment.**

The principal amount plus PRIME INTEREST plus 1% is hereby declared due and payable upon request.

(i) Borrower can, at any point, pay the Lender the Principal and interest amount in cash.

4. **Collection Costs.**

If Lender prevails in a lawsuit to collect on this note, Borrower will pay Lender's costs and lawyers' fees in an amount the court finds to be reasonable.

5. **Notices.**

All notices must be in writing. A notice may be delivered to Borrower or Lender at the address specified in section 1, above, or to a new address Borrower or Lender has designated in writing. A notice may be delivered:

(1) in person

(2) by certified mail, or

(3) by overnight courier.

6. **Security.**

Borrower agrees that until the principal and interest owed under this Promissory Note are paid in full, or otherwise discharged by the Lender, this note will be secured by general security interest over all of the assets of the company.

PROMISSORY NOTE

7. **Governing Law.**

This promissory note will be governed by and construed in accordance with the laws of the state of Indiana.

8. **Severability.**

If any court determines that any provision of this promissory note is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

Dated: this 30th day of October, 2014

Lender: New Opportunity Business Solutions, Inc

By: Brian Kistler, CEO

Borrower: **Launch TV Network Company, INC.**

By: Maureen P. Cooper, CEO